Exhibit 99.1

BioLife Solutions Appoints Rick Stewart
To Board of Directors

CEO of Kirkland, WA-Based Cardiac Dimensions, Inc.

BOTHELL, WA—February 4, 2013—BioLife Solutions, Inc. (OTCBB: BLFS), a leading developer, manufacturer and marketer of proprietary clinical grade hypothermic storage and cryopreservation freeze media for cells and tissues, and contract media manufacturer, today announced that Rick Stewart, Chief Executive Officer of Kirkland, Washington-based Cardiac Dimensions, has joined its board of directors and has been appointed to its Audit Commitee. Stewart replaces Howard Breslow, who submitted his resignation from the board.

Mr. Stewart has served as President and Chief Executive Officer, and a member of the Board of Directors of Cardiac Dimensions since 2001. From 1998 to 2001 he was President and Chief Executive Officer of Tegris Corporation, a leading IT infrastructure and enterprise applications provider for vertical markets. Prior to that Mr. Stewart had a long career within Eli Lilly and Company's Medical Device and Diagnostics Unit, holding multiple executive positions in general and technical management, sales, marketing and business development. Mr. Stewart was a member of the senior team that led a buyout of the Physio-Control subsidiary from Eli-Lilly in 1994 which shortly thereafter was taken public. He received an MBA from the University of Washington.

Mike Rice, BioLife Solutions Chairman and Chief Executive Officer, said, “I am very pleased that Rick has agreed to join our board at this very important time for BioLife.  We are generating record revenues and on a significant growth path, and Rick’s extensive life sciences and operations background will make his counsel and participation invaluable as we seek to generate more shareholder value.  I know I speak for our entire board in looking forward to the contributions Rick will make as we continue to execute our growth plan.”

Rice continued, “Our board would also like to recognize the outstanding contributions Howard has made to support the Company’s growth, as a board member and also as corporate counsel for BioLife.”

About Cardiac Dimensions

Cardiac Dimensions is a leader in the development of innovative, minimally invasive treatment modalities to address heart failure and related cardiovascular conditions. The company’s initial technology platform, the CARILLON Mitral Contour System has been designed to address functional mitral regurgitation, utilizing a novel percutaneous approach. Cardiac Dimensions is based in Kirkland, Washington. For more information, visit the company’s web site: http://www.cardiacdimensions.com.

About BioLife Solutions

BioLife Solutions develops, manufactures and markets patented hypothermic storage and cryopreservation solutions for cells and tissues.  The Company’s proprietary HypoThermosol® and CryoStor® platform of solutions are marketed to academic and commercial organizations in the biobanking, drug discovery, and regenerative medicine markets. BioLife’s products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced cell damage and death.  BioLife’s enabling technology provides academic and clinical researchers significant improvements in post-thaw cell, tissue, and organ viability and function.  For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include any statements that relate to the intent, belief, plans or expectations of the Company or its management, or that are not a statement of historical fact.  Any forward-looking statements in this news release are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Some of the specific factors that could cause BioLife Solutions’ actual results to differ materially are discussed in the Company’s recent filings with the Securities and Exchange Commission.  BioLife Solutions disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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Media Relations:	Investor Relations:
Len Hall	Matt Clawson
Allen & Caron Inc	Allen & Caron Inc
(949) 474-4300	(949) 474-4300
len@allencaron.com	matt@allencaron.com